Exhibit 10.11
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE ARCHERDX, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARCHERDX, INC. IF PUBLICLY DISCLOSED.

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IVD COLLABORATION AGREEMENT
This IVD Collaboration Agreement (this “Agreement”) is effective as of the date of last signature below (the “Effective Date”) between Illumina, Inc., a Delaware corporation, having a place of business at 5200 Illumina Way, San Diego, CA 92122 (“Illumina”) and ArcherDx, a Delaware corporation, having a place of business at 2477 55th St.# 202 Boulder, CO 80301 (“ArcherDx”). Illumina and ArcherDx may each be referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    Illumina develops, manufactures, and sells (among other things) instruments and consumables for analysis of nucleic acids;
B.    ArcherDx develops, manufactures, and sells (among other things) consumables for use in the analysis of nucleic acids on Illumina’s instruments; and
C.    Illumina and ArcherDx desire to establish a framework for potential collaborations with respect to the development and commercialization of sequencing-based Companion Diagnostics (as defined below) in support of one or more Clients’ (as defined below) drug development program(s);
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    DEFINITIONS
The following capitalized terms will have the following meanings:
1.1    “Affiliate” means, with respect to a Party or other Person, any Person which at the time in question directly or indirectly Controls, is Controlled by, or is under common Control with, such Party or other Person. For the purposes of this definition, “Control” means the possession, directly or indirectly, of: (a) a majority of such Person’s outstanding voting securities or the voting power of such securities; or (b) the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, by agreement with respect to the voting of voting interests, by other agreement conferring control over management or policy decisions, by virtue of the power to control the composition of the board of directors or other governing body, or otherwise. The terms “Controlling” and “Controlled” have correlative meanings. Notwithstanding the foregoing, Helix Holdings I, LLC, and its subsidiaries and members, and GRAIL, Inc., and its subsidiaries and shareholders, are not Affiliates of Illumina for purposes of this Agreement. For clarity, Illumina Cambridge is an Affiliate of Illumina.
1.2    “CDA” means the Confidentiality Agreement entered into by and between the Parties on May 6, 2015, as amended on August 31, 2015 and May 16, 2016, and as may be amended in the future.

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1.3    “Change of Control” means the occurrence of any of the following, directly or indirectly, in one transaction or in a series of transactions: (a) any direct or indirect acquisition of ArcherDx (or any Affiliate of ArcherDx that Controls ArcherDx) by means of merger, consolidation, exchange or contribution of securities, or other means; (b) any other consolidation or merger of ArcherDx (or any Affiliate of ArcherDx that Controls ArcherDx) with or into any other Person; (c) the sale, transfer, assignment, or other disposition of securities of ArcherDx (or any Affiliate of ArcherDx that Controls ArcherDx) representing a majority of the voting power of ArcherDx’s outstanding voting securities or a majority of the voting power of the outstanding voting securities of any Affiliate of ArcherDx that Controls ArcherDx; (d) any other transaction(s) in which the holders of the outstanding securities of ArcherDx immediately before such transaction do not, immediately after such transaction(s), retain Control of ArcherDx, or any other transaction(s) in which the holders of the outstanding securities of any Affiliate that Controls ArcherDx immediately before such transaction do not, immediately after such transaction(s), retain Control of such Affiliate; or (e) the direct or indirect sale, transfer, assignment, or other disposition of all or substantially all of the business or assets of ArcherDx to which this Agreement relates.
1.4    “Client” means a pharmaceutical company, biotechnology company, or other Person that desires to have a Companion Diagnostic developed and commercialized in support of a drug development program.
1.5    “Companion Diagnostic” means an assay that provides information that is essential for the safe and effective use of a corresponding drug (a “Therapeutic), including to: (a) predict or determine patient prognosis or response to a Therapeutic; (b) select or choose between appropriate Therapeutic options; (c) predict or determine the safety and/or toxicity of a given Therapeutic; (d) determine the appropriate dosage with respect to a Therapeutic; and/or (e) provide advice on methods, processes and techniques concerning the use and administration of one or more Therapeutic(s).
1.6    “Competitor of Illumina” means any Person that sells, or has announced its intention to sell, a nucleic acid sequencing instrument.
1.7    “Effective Date” has the meaning set forth in the Preamble.
1.8    “Intellectual Property Rights” means all rights in patents, copyrights, trade secrets, know-how, trademarks, service marks, trade dress rights, and other industrial or intellectual property rights of any kind under the laws of any jurisdiction, whether registered or not, and including all applications or rights to apply therefor and registrations thereto.
1.9    “IPA” means an Individual Project Agreement between Illumina, ArcherDx, and, potentially, a Client specifying the terms and conditions of a Project.
1.10    “IVD Kit” means an in vitro diagnostic product for use as a Companion Diagnostic that requires regulatory approval and is sold in a kit form for the purpose of allowing Third Parties to perform an assay, wherein such IVD Kit has been collaboratively developed by the Parties pursuant to this Agreement and one or more IPAs and has successfully received commercial clearance, approval, or registration by one or more regulatory agencies.
1.11    “Joint Steering Committee” has the meaning set forth in Section 2.1.
1.12    “Party” and “Parties” have the meanings set forth in the Preamble.

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1.13    “Person” means an individual or firm, trust, corporation, partnership, joint venture (whether entity-based or by contract), limited liability company, association, unincorporated organization, or other legal or governmental entity.
1.14    “Project” means a particular collaboration between the Parties with respect to the potential development and commercialization of a specific Companion Diagnostic in support of a Client’s drug development program.
1.15    “Services” means the services to be provided by the Parties pursuant to an IPA, which may include without limitation assay development, design and execution of clinical trials, co-development of diagnostic products, manufacture of IVD Kits, and commercial distribution of IVD Kits
1.16    “Term” has the meaning set forth in Section 8.1.
1.17    “Third Party” means any Person other than: (a) ArcherDx; or (b) Illumina or any of its Affiliates.
2.    JOINT STEERING COMMITTEE
2.1    Formation and Function. Within 30 days following the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee”) pursuant to this Section 2. For clarity, the Joint Steering Committee under this Agreement may be composed of the same individuals, and may also function as, the Joint Steering Committee under the Co-Marketing and Distribution Agreement entered into by the Parties concurrently with this Agreement.
2.2    Composition. The Joint Steering Committee will be composed of six individuals, with each Party designating three representatives. The Joint Steering Committee will be co-chaired by one co chairperson designated by each of the Parties. Each member of the Joint Steering Committee will serve in such capacities, on such terms and conditions, and for such duration as may be determined by the Party appointing him or her. Each Party may designate an alternate member or co-chairperson to serve temporarily in the absence of a permanent member or co-chairperson designated by such Party. Each Party may from time to time change its co-chairperson or its representative members on the Joint Steering Committee.
2.3    Meetings. The Joint Steering Committee will meet at least once every calendar quarter.
The location of such meetings will alternate between locations designated by Illumina and locations designated by ArcherDx. Attendance at meetings may be in person, by telephone, by video conference, or other means. The Joint Steering Committee will keep minutes of its meetings, which minutes are both Parties’ Confidential Information under the CDA whether or not marked as “confidential” or otherwise.
2.4    Responsibility; Actions. The Joint Steering Committee will be responsible for: (a) reviewing potential Projects; (b) approving the scope of Project work plans; (c) receiving and reviewing Project updates; (d) ensuring the performance of Services by the Parties in compliance with any agreed budgets and timelines, including confirming completion of milestones and delivery of deliverables pursuant to a Project work plan; (e) ensuring each Party’s compliance with the intent of this Agreement and any IPAs, and attempting to resolve any issues or disputes with respect to the foregoing; and (f) coordinating communication with potential Clients to ensure that the Parties present a unified approach. At the first meeting of the Joint Steering Committee, and thereafter as appropriate, the Joint Steering Committee will generate a list of potential Clients, and will identify which Party will take the lead in initiating contact

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with each potential Client concerning potential Projects and which potential Clients will be contacted jointly by both Parties, taking into consideration each Party’s prior dealings with each potential Client. Except as expressly provided in this Agreement, or, with respect to any individual Project, the IPA for that Project: (a) the Joint Steering Committee’s role will be limited to coordination and providing a forum for discussion with regard to matters in connection herewith; and (b) Joint Steering Committee will have no decision-making authority.
2.5    Technical Subcommittee. The Joint Steering Committee may also establish a group of technical experts with equal representation from both Parties to facilitate the Parties’ interactions and collaboration for opportunities identified in this Agreement and for the development of new technologies in general. The formation of such group will be mutually agreed upon by the Parties.
2.6    Project Manager. Each Party will designate a Project Manager for each Project. Each
Party’s Project Manager will be responsible for day-to-day operations of the Project and will report to the Joint Steering Committee in accordance with the applicable IPA.
2.7    Limitations. The Joint Steering Committee does not have the right or authority to, and may not: (a) bind either Party; (b) assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, either Party; (c) waive any right on behalf of either Party; or (d) amend this Agreement.
3.    IVD COLLABORATION
3.1    Selection of Projects. A Party may, in its sole discretion, propose one or more potential Projects to the other Party by submitting each such Project for review by the Joint Steering Committee. The Joint Steering Committee will evaluate each potential Project and may elect, from time to time, to undertake a Project (contingent upon each Party’s internal approval process and the Parties entering into one or more IPAs with respect to such Project).
3.2    Project Submission; Conduct of a Project; Terms of IPAs. The participation of each Party in a particular Project will be contingent upon a number of factors including the Client’s approval and the Party’s ability to meet the technical and commercialization requirements for the Project. In the event that the Joint Steering Committee selects a potential Project to be undertaken by the Parties under this Agreement and the applicable contingencies are satisfied, the Parties will negotiate in good faith the terms of an IPA for the particular Project, and enter into an IPA if the Parties are able to reach agreement on such terms. Attached as Exhibit A hereto is a non-binding outline of certain potential terms and considerations contemplated by the Parties as of the Effective Date, which is intended to facilitate the negotiation of each IPA. The Parties hereby acknowledge that, notwithstanding any anticipated or possible IPA terms set forth in Exhibit A, each Project and each IPA may have a diverse set of terms and conditions, and the Parties agree to negotiate such terms in good faith and on a case-by case basis. The terms agreed upon by the Parties in each IPA will control and govern with respect to the Project covered by such IPA in the event any different or conflicting terms are contained within this Agreement. For clarity, the execution of this Agreement alone will not obligate either Party to enter into any IPA and nothing herein will obligate either Party to perform any Services hereunder except as set forth in a duly executed IPA.
3.3    Client Presentation. Promptly following the Effective Date, the Parties will commence jointly developing a non-confidential (as to potential Clients) presentation for potential Clients. The Parties will use commercially reasonable efforts to complete such presentation within 60 days following the Effective Date, but each Party will retain sole discretion as to inclusion or exclusion of any content.

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3.4    Training. Each Party will reasonably train the applicable members of its respective sales, business development, and/or service staff regarding the principal terms of this Agreement and the potential for collaboration between the Parties within 90 days following the Effective Date. Additionally, each Party will reasonably train the other Party on such Party’s service offerings and relevant product portfolio, including a high-level overview of such Party’s technical capabilities. Such training will be updated or extended as the Parties may mutually agree.
3.5    Non-exclusivity. Unless expressly agreed by the Parties in an IPA for a particular Project, the Parties’ relationship is non-exclusive. As such, nothing in this Agreement will prevent either Party from entering into a similar agreement, collaboration or relationship with any Third Party. In addition, neither Party will have any obligation to: (a) propose any potential Project to the Joint Steering Committee or to the other Party; (b) to accept a Project proposed to the Joint Steering Committee; (c) to enter into an IPA with respect to any potential Project; (d) to introduce potential Clients to the other Party; or (e) to otherwise work with the other Party on a potential Project.
4.    INTELLECTUAL PROPERTY
4.1    Intellectual Property relating to Projects. The IPA for each Project will govern each Party’s rights, obligations, representations, and warranties with respect to Intellectual Property relating to such Project. The Intellectual Property of each Party that is used in a Project, whether patentable or not, will remain the property of that Party, unless otherwise agreed by the Parties in the IPA relating to such Project.
4.2    Intellectual Property under this Agreement. The Parties do not anticipate any Intellectual Property Rights being invented, created, or otherwise generated under this Agreement. However, to the extent any Intellectual Property Right is invented, created, or otherwise generated under this Agreement (“New IP”), such New IP will be owned by the generating Party or Parties, solely or jointly, in accordance with applicable U.S. intellectual property laws. For purposes of clarification, New IP does not include: (a) Intellectual Property Rights of either Party which existed prior to the Effective Date, or which is generated outside of this Agreement after the Effective Date; or (b) any Intellectual Property generated under an IPA (which will be governed by the terms of that IPA as set forth in Section 4.1 above). In the event any jointly-owned New IP arises under this Agreement, the Parties will negotiate in good faith an agreement governing their respective rights and responsibilities with respect to such jointly-owned New IP.
4.3    No Rights Granted. Neither Party grants (either expressly or by implication) the other Party any rights in, to, or under its Intellectual Property Rights. Any such rights will be granted, if at all, only with respect to a particular Project in the IPA for that Project.
5.    CONFIDENTIAL INFORMATION
5.1    CDA. The exchange of information between the Parties under this Agreement will be governed by the CDA. Notwithstanding anything to the contrary in the CDA, all Affiliates (as that term is defined in this Agreement) will be treated as Illumina’s “Affiliates” under the CDA.
5.2    Agreement; Publicity. The existence and terms of this Agreement are both Parties’ Confidential Information under the CDA.

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6.    REPRESENTATIONS AND WARRANTIES
6.1    General Warranties. Each Party represents and warrants that:
(a)    Such Party is duly organized, validly existing, and in good standing under the laws of jurisdiction of domicile, and has all requisite power and authority to carry on its business as such business is now being conducted;
(b)    This Agreement has been duly authorized, executed, and delivered by such Party and constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by law relating to bankruptcy, receivership, or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability; and
(c)    Such Party has all necessary rights, powers, and authority to enter into this
Agreement and to carry out its obligations under this Agreement.
6.2    WARRANTY DISCLAIMER. THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE PARTIES’ EXCLUSIVE WARRANTIES WITH RESPECT TO THIS AGREEMENT, AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES (INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON
INFRINGEMENT OF THIRD PARTY RIGHTS AND FITNESS FOR A PARTICULAR PURPOSE) ARE HEREBY EXPRESSLY DISCLAIMED.
7.    LIMITATIONS ON LIABILITIES
7.1    TO THE FULLEST EXTENT PERMITTED BY LAW, IN NO EVENT WILL ILLUMINA OR ITS AFFILIATES BE LIABLE TO ARCHERDX, NOR WILL ARCHERDX BE LIABLE TO ILLUMINA OR ITS AFFILIATES, FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND UNDER OR ARISING OUT OF THIS AGREEMENT, HOWEVER ARISING OR CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY, OR OTHERWISE).
7.2    TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY’S CUMULATIVE LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT, INCLUDING ANY CAUSE OF ACTION IN CONTRACT, NEGLIGENCE, OR TORT (INCLUDING STRICT LIABILITY), WILL NOT EXCEED $500,000.
7.3    THE LIMITATIONS OF LIABILITY IN THIS SECTION 7 APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. FOR CLARITY, THE LIMITATIONS OF LIABILITY IN THIS SECTION 7 DO NOT APPLY TO ANY DAMAGES ARISING UNDER OR ARISING OUT OF ANY IPA.

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8.    TERM AND TERMINATION
8.1    Term. The initial term of this Agreement will commence on the Effective Date and, unless earlier terminated as provided below, will terminate five years from the Effective Date. The period from the Effective Date to the expiration or termination of the Agreement is the “Term” of this Agreement.
8.2    Early Termination. In addition to and without limiting any other rights of termination expressly provided in this Agreement or under law, this Agreement may be terminated as follows:
(a)    Breach of Provision. If a Party materially breaches this Agreement and fails to cure such breach within 60 days after receiving written notice of such breach from the other Party, the other Party may terminate this Agreement with immediate effect by providing written notice of termination to the breaching Party.
(b)    Bankruptcy and Insolvency. A Party may terminate this Agreement, effective immediately upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy, for winding up of that Party, or any proceeding relating to insolvency, receivership, administrative receivership, administration liquidation, or similar proceeding that is not dismissed or set aside within 60 days.
(c)    Termination for Change of Control involving a Competitor of Illumina. ArcherDx will notify Illumina in writing within three days of entering into any definitive agreement with any Third Party concerning a Change of Control, and will provide Illumina with the name of all parties to the transaction(s). ArcherDx will again provide notice to Illumina within three days of the completion of such Change of Control. Such notices are ArcherDx’s Confidential Information under the CDA whether or not marked as “confidential” or otherwise. If a Change of Control involves a Competitor of Illumina, Illumina may terminate this Agreement by written notice to ArcherDx within the 90 day period commencing on the date Illumina receives notice from ArcherDx that the Change of Control has completed, or if ArcherDx fails to timely provide such notice, within 90 days of otherwise receiving written notice that a Change of Control has completed. Upon a Change of Control ArcherDX may terminate this Agreement by written notice to Illumina within the 90 day period commencing on the date Illumina receives notice from ArcherDx that the Change of Control has completed.
(d)    No IPAs. Either Party may terminate this Agreement, effective immediately upon written notice to the other Party, at any time after the third anniversary of the Effective Date if there are no active IPAs then in place between the Parties.
8.3    Effect of Termination; Survival.
(a)    Unless otherwise provided in an IPA, termination of this Agreement will not affect, or cause termination of, any IPA in effect as of the effective date of termination of this Agreement; provided, however, in addition to any termination rights set forth in an IPA, in the event of termination pursuant to Section 8.2, the terminating Party may also terminate any IPA between the Parties.
(b)    The following provisions will survive any termination or expiration of this Agreement: Sections 1, 5-7 (inclusive), 8.3, 8.4, and 9. Termination or expiration of this Agreement will not relieve either Party of any liability or obligation that accrued under this Agreement prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law, or in equity with respect to any breach of this Agreement.

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8.4    NO DAMAGES FOR TERMINATION OR EXPIRATION. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY DAMAGES OF ANY KIND (INCLUDING DAMAGES ON ACCOUNT OF PRESENT OR PROSPECTIVE PROFITS, OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS, OR COMMITMENTS MADE IN CONNECTION WITH THIS AGREEMENT, OR IN CONNECTION WITH THE DEVELOPMENT OR MAINTENANCE OF THE BUSINESS OR GOODWILL OF THE OTHER PARTY) BY REASON OF EXPIRATION OF THIS AGREEMENT OR PROPER EXERCISE OF ITS RIGHT TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH THIS AGREEMENT, AND EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY SUCH DAMAGES.
9.    GENERAL
9.1    Governing Law; Jurisdiction. This Agreement and any dispute or claim arising out of, in connection with, or related to this Agreement or its subject matter or formation will be governed and construed in accordance with the laws of the State of Delaware, without regard to provisions on the conflicts of laws. Any legal process to resolve any dispute under this Agreement, including arbitration or court proceedings, will take place in San Diego, California. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.
9.2    Arbitration.
(a)    All disputes, controversies or claims arising out of, or relating to, this Agreement
(other than claims for injunctive relief, specific performance, or any other equitable relief, which may be resolved in any court having jurisdiction) will be settled by arbitration. The arbitration will be conducted by three arbitrators and administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Each Party will bear its expenses of the arbitration, and each Party will be responsible for one half of the arbitrators’ fees.
(b)    The arbitrators will issue a written decision providing the reasons for their decision.
The decision of the arbitrators will be an award under California law. The award will be final and binding on the Parties and judgment upon the award may be entered in and enforced by any court having jurisdiction.
(c)    The contents and results of any arbitration under this Agreement are both Parties’ Confidential Information.
9.3    Injunctive Relief; Cumulative Remedies. Each Party acknowledges that its breach of Section 4 or 5 may cause irreparable injury to the other Party for which monetary damages would not be an adequate remedy, and the other Party will therefore be entitled to seek injunctive relief (including specific performance) with respect to any breach or threatened breach without posting a bond or other security as a condition for obtaining any such relief. All rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to each Party under this Agreement, at law, or in equity.
9.4    Rights of Third Parties. Except with respect to the rights granted to Illumina’s Affiliates, there are no Third Party beneficiaries to this Agreement and no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a Person who is not a Party to this Agreement. The Parties may rescind or terminate this Agreement or vary any of its terms in accordance with their rights under this Agreement and by law, without the consent of any Third Party.

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9.5    Severability; No Waiver. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties will negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated by this Agreement be consummated as originally contemplated by the Parties to the greatest extent possible. The failure or delay of either Party to exercise any right or remedy provided in this Agreement or to require any performance of any term of this Agreement may not be construed as a waiver, and no single or partial exercise of any right or remedy provided in this Agreement, or the waiver by either Party of any breach of this Agreement, will prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement. No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by the Party who has the right to waive the right, condition, or breach.
9.6    Assignment. Neither Party may assign or otherwise transfer, or delegate any of its obligations under, this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party; provided that:
(a)    either Party (the “Assigning Party”) may, without the other Party’s prior written consent (but in the case of ArcherDx, subject to, and contingent upon compliance with, Section 8.2 and Illumina’s rights thereunder) assign this Agreement in its entirety: (i) in connection with a consolidation or reorganization of such Assigning Party; (iii) to an acquirer or successor of all or substantially all of (A) the business or assets of such Assigning Party to which this Agreement relates or (B) the securities of such Assigning Party, in each case in this clause (iii) whether by merger, sale, assignment, or operation of law; and
(b)    Illumina may, without ArcherDx’s prior written consent, assign or delegate any or all of its rights and obligations under this Agreement to one or more of its Affiliates; provided, however, that Illumina will remain responsible for the activities of such Affiliate(s) under this Agreement.
Any purported assignment or other transfer of this Agreement (in whole or in part) not expressly permitted in this Section 9.6 will be null and void. Subject to the remainder of this Section 9.6, this Agreement will be binding upon and inure to the benefit of each of the Parties and their successors and assigns.
9.7    Notices. All notices required or permitted under this Agreement will be in writing, in English, and will be deemed received only when: (a) delivered personally; or (b) one day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two days after deposit with a commercial express courier specifying two-day delivery, with written verification of receipt. All notices will be sent to the following or any other address designated by a Party using the procedures set forth in this Section:

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If to Illumina: Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: General Counsel With a copy not constituting notice to: Legalnotices@illumina.com	If to ArcherDx: ArcherDX, Inc. 2477 55th St. # 202 Boulder, CO 80301 Attn: CEO With a copy not constituting notice to: Legal@archerdx.com
9.8    Entire Agreement: Amendment. This Agreement (together with the CDA and any IPAs entered into under this Agreement) represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties. The Parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance or warranty of any Person than as expressly set forth in this Agreement. Each Party agrees that it will have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set forth in this Agreement. Nothing in this Section 9.8 will exclude or limit any liability for fraud. No amendment to this Agreement will be effective unless in writing and signed by both Parties.
9.9    Relationship of the Parties. The Parties are independent contractors under this Agreement and nothing in this Agreement may be construed as creating a partnership, joint venture or agency relationship between the Parties, or as granting either Party the authority to bind or contract any obligation in the name of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.
9.10    Headings; Interpretation; Miscellaneous. Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof. Whenever required by the context, the singular term includes the plural, the plural term includes the singular, and the gender of any pronoun includes all genders. As used in this Agreement except as the context may otherwise require, the words “include,” “includes,” “including,” and “such as” are deemed to be followed by “without limitation” or “but not limited to,” whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously. As used in this Agreement except as the context may otherwise require the term “consent” means in the consenting Party’s sole and absolute discretion. Except as expressly stated, any reference to “days” will be to calendar days, and “business day” means all days other than Saturdays, Sundays, or a national or local holiday recognized in the United States, any reference to “calendar month” will be to the month and not a 30 day period, and any reference to “calendar quarter” will mean the first three calendar months of the year, the fourth through sixth calendar months of the year, the seventh through ninth calendar months of the year, and the last three calendar months of the year. Time is of the essence in performing under this Agreement. Whenever the last day for the exercise of any right or the discharge of any obligation of this Agreement falls on, or any notice is deemed to be given on, a Saturday, Sunday, or national holiday, the Party having such right or obligation will have until 5:00 pm PST on the next succeeding business day to exercise such right or to discharge such obligation or the Party giving notice will be deemed to have given notice on the next succeeding business day. No usage of trade, course of performance, or other regular practice between the Parties may be used to interpret or alter the terms or conditions of this Agreement. Unless otherwise expressly provided in this Agreement, any agreement, instrument, or statute defined or referred to means such agreement, instrument, or statute as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by

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succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.
9.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument.
9.12    Costs and Expenses. Except to the extent expressly provided in this Agreement or an IPA, or as may otherwise be agreed in advance in writing by the Parties, each Party will be solely responsible for the costs and expenses it incurs in performing its obligations under this Agreement.
9.13    Further Assurances. Each Party will execute and deliver such further documents and take such further actions as the other Party may reasonably request to evidence and implement the provisions and intent of this Agreement.
[SIGNATURE PAGE FOLLOWS DIRECTLY]

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SIGNATURE PAGE TO
IVD COLLABORATION AGREEMENT
IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

ILLUMINA		ArcherDx

Illumina, Inc.		ArcherDx, Inc.
a Delaware corporation		a Delaware corporation

By:	/s/ Charles M. Moehle	By:	/s/ Jason Myers

Name:	Charles M. Moehle	Name:	Jason Myers

Title:	VP Business Development & Licensing	Title:	CEO

Date:	May 16, 2016	Date:	May 16, 2016

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EXHIBIT A
The following terms are non-binding and are intended only as a general outline of potential terms and considerations for discussion in connection with any particular IPA.

General Scope of IPAs
•    ArcherDx has the opportunity to develop a CDx for a pharmaceutical or biotechnology partner and, under a specific IPA, receives support from Illumina.
•    Development of the IVD Test would be carried out as described by a mutually agreed Development Plan incorporated into the IPA as an Exhibit.
•    Unless otherwise specified in the Agreement, ArcherDx would be responsible for and take the lead on development, regulatory submissions, and commercialization of the IVD Test.
•    Illumina would provide reasonable levels of support, related to MiSeqDx instruments and sequencing consumable, for ArcherDx development activities and regulatory submissions.
•    Illumina would sell MiSeqDx instruments and consumables to ArcherDx for product development. These products may be labelled IUO or IVD depending on their configuration and regulatory status in each jurisdiction.
•    For commercialization after regulatory approval of IVD Tests, Illumina would sell MiSeqDx instruments and consumables directly to IVD Test end-users and provide primary instrument maintenance and instrument and consumables support.
•    To allow for appropriate product planning, Illumina would provide at least 6 months’ notice to ArcherDx of voluntary changes in sequencing consumables.
•    This is a mutually non-exclusive relationship.

Territory	Worldwide except where prohibited or penalized by applicable law
Term	5 years
Joint Responsibilities to be included in an IPA
•    Parties would agree on composition and performance specifications of the IVD Test. Parties would agree on responsibility for technical development activities, and, if Illumina resources are required, the estimated hours needed to complete technical development.
•    Parties would agree on on-instrument IVD Test execution software requirements and the estimated timing to complete the module for development and clinical studies.
•    Parties would discuss and agree upon regulatory strategy and regulatory aspects each will provide, and estimated resources needed to complete regulatory filing and approval.
•    Support estimates would be incorporated into the Development Plan. Initial Illumina resource assumptions (for purposes of Compensation milestones below) are [**] total for a PMA submission. Amendments to the Development Plan, including changed resource requirements, would be by mutual agreement.

CONFIDENTIAL

ArcherDx Responsibilities (IPA)
Development
•    ArcherDx would, at its sole cost, develop the JVD Test. Sequencing instruments and consumables required for development would be purchased from Illumina under Terms and Conditions specified in the IPA.
•    ArcherDx would, at its sole cost, perform any and all testing and studies necessary in order to commercialize the IVD Test such as analytical or pre-clinical studies, stability studies, and clinical studies.
•    ArcherDx would, at its sole cost, file regulatory submissions for the IVD Test.
Commercialization
•    ArcherDx would manufacture and sell the IVD Test in Territory.
•    ArcherDx would provide all product support for the IVD Test components it manufactures.
•    ArcherDx would direct the end-users of its IVD Test to purchase Illumina’s MiSeqDx instruments and IVD sequencing consumables.
•    If ArcherDx wishes to implement reagent rental, it may purchase sequencing instruments from Illumina and loan them to its IVD Test end-users. ArcherDx may not resell these instruments nor loan an individual instrument to more than one IVD Test end-user at a time.

Illumina Responsibilities (IPA)
Development
•    Illumina, at its sole cost (subject to agreed-upon milestone and overage costs), would provide the development, software and regulatory support as mutually agreed. If ArcherDx has working prototypes for library prep methods and secondary analysis software tools, it is anticipated that the majority of Illumina support would be in the areas of assay-specific MiSeqDx software module development and regulatory support including allowing the necessary access to Illumina instrument software to ArcherDX software developers.
•    Illumina would sell MiSeqDx consumables to ArcherDx at a [**] discount to then-current list prices for development work.
•    Illumina would enable ArcherDx to reference Illumina’s design history files and other documents in order to support regulatory submissions.
•    Illumina will not be required to obtain any new (as of the Effective Date) regulatory clearances/approvals for the MiSeqDx and its consumables unless expressly specified and accounted for in the applicable Development Plan.
Commercialization
•    Illumina would sell the MiSeqDx (or successor) instruments to IVD Test end-users. Illumina would take primary responsibility for instrument maintenance and support.
•    Illumina would sell lVD sequencing consumables to IVD Test end users, and provide primary support, pursuant to its standard practices.

CONFIDENTIAL

Compensation (to be included in IPA)
Milestones* for each IVD Test:
•    [**]
•    [**]
•    [**]
o    [**]
•    [**]
•    [**]
•    [**]
•    [**]
*Note: These milestones are proposed for first IPA under Collaboration Agreement. Certain subsequent IPA milestones may decrease depending on: use of same Illumina component as prior IPAs; level of customization required for software module from one IPA to another; chosen regulatory path (PMA vs. 510k).

Alternate Structure
Illumina may also implement an IPA with ArcherDx for development of a CDx test and, in such a scenario, Illumina will pay ArcherDx for development, clinical and validation services performed in such scenario.